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                                                                    EXHIBIT 99.1

Contact:  Michele Feller
          HomeBase, Inc.
          (949) 442-5448

          Roger S. Pondel
          Pondel/Wilkinson Group
          (310) 207-9300


                                               FOR IMMEDIATE RELEASE


        HOMEBASE, INC. NAMES HERBERT J. ZARKIN CHIEF EXECUTIVE OFFICER

        Irvine, California - March 3, 2000 - HomeBase, Inc. (NYSE:HBI) today announced that its Board of Directors has named Herbert J. Zarkin President and Chief Executive Officer to succeed Allan P. Sherman, who has resigned from these positions.

        A Company spokesperson commented, "The Board appreciates Allan Sherman's contributions over the past 6 1/2 years. Herb Zarkin has been elected President and Chief Executive Officer and will continue to serve as Chairman of the Board. Mr. Zarkin is uniquely qualified for this appointment as Chief Executive Officer. He was President of HomeBase (then the HomeClub division of Zayre Corp.) from 1986 to 1988, President and Chief Executive Officer of Waban Inc. (HomeBase's predecessor corporation) from 1993 to 1997, and has been Chairman of HomeBase, Inc. since July, 1997."

        Headquartered in Irvine, California, HomeBase, Inc. operates 88 home improvement warehouses, averaging 103,000 square feet in 10 western states.


        Matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those expressed. Such risks and uncertainties include, but are not limited to, the company's ability to continue to improve its core business; the impact of new competitive openings; the development of a new retail concept; testing of the new retail concept; the company's ability to take a dominant position in key areas of business or expand upon current businesses; to achieve significantly higher levels of growth and profitability for the company; the growth of the home furnishings market; and the factors set forth in the company's annual report on Form 10-K for the fiscal year ended January 30, 1999 under the heading "Risk Factors" and in the company's other filings with the Securities and Exchange Commission.


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